NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS
ANNOUNCES PRICING OF COMMON STOCK OFFERING

WARSAW, N.Y., March 9, 2011 — Financial Institutions, Inc. (the “Company”) (Nasdaq: FISI), the parent company of Five Star Bank, announced today the pricing of an underwritten public offering of 2,446,500 shares of its common stock at a price of $16.35 per share, for gross proceeds of approximately $40.0 million, exclusive of any underwriter over-allotment option. The net proceeds after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $37.3 million.

The Company expects to close the sale of the common stock, subject to customary closing conditions, on or about March 15, 2011.

Keefe, Bruyette & Woods, Inc. is acting as sole book-running manager for the offering and Janney Montgomery Scott is acting as co-manager for the offering. The underwriters will have a 30-day option to purchase up to an additional 366,975 shares of its common stock, which represents 15% of the offered amount of common stock from the Company to cover over-allotments, if any.

The Company expects to use a portion of the net proceeds from this offering to repurchase the remaining outstanding shares of the Company’s Series A Fixed Rate Cumulative Perpetual Preferred Stock (“Preferred Stock”) and associated warrant (“Warrant”) to purchase up to 378,175 shares of the Company’s common stock issued to the U.S. Department of the Treasury (the “Treasury”) as part of the TARP Capital Purchase Program. The Company expects to use the remaining portion of the net proceeds of this offering for general working capital purposes. There can be no assurance that the Treasury will approve the Company’s applications to repurchase the Preferred Stock or the Warrant, or that an acceptable price for repurchasing the Warrant can be agreed upon.

The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Prospective investors should read the prospectus in that registration statement, the prospectus supplement and other documents incorporated by reference that the Company has filed with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. A prospectus supplement and the prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559. In connection with this offering, Harter Secrest & Emery LLP, Rochester, New York acted as legal counsel to the Company, and SNR Denton US LLP, New York, New York acted as legal counsel to the underwriters.

This news release does not constitute an offer to sell or solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Financial Institutions, Inc.

With over $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in the investment portfolio, and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.